Prospectus Supplement No. 1 to Prospectus dated May 10, 2010	Filed pursuant to Rule 424(b)(3) File No. 333-165817

This document supplements the prospectus, dated May 10, 2010, relating to the offer and sale of up to $8,000,000 in 9% Convertible Subordinated Debentures due on the 10th anniversary of the date of issuance (the “Maturity Date”) (the “Debentures”) of Community West Bancshares (“us,” “we,” our” or the “Company”) and the shares of our no par value common stock (the “Common Stock”) issuable upon conversion thereof.  Each Debenture will be sold in the principal amount of $1,000 (or a principal amount that is an integral multiple of $1,000) and will pay simple interest at the annual rate of 9% per annum, calculated through the last day of each calendar quarter and payable quarterly on January 15, April 15, July 15 and October 15.  The Debentures are convertible at any time prior to maturity, unless previously redeemed, in whole or in part, into shares of our Common Stock at the election of the holder.  Upon surrender of any or all of the Debentures along with a completed notice of conversion, a shareholder may convert that portion of the principal amount of the Debentures so surrendered into shares of Common Stock at $3.50 per share if converted on or before July 1, 2013, at $4.50 per share if converted during the period from July 2, 2013 to July 1, 2016, and at $6.00 per share if converted during the period from July 2, 2016 to the Maturity Date, subject to certain adjustments, including subdivisions, redivisions, reductions, combinations, or consolidations of our outstanding Common Stock.

This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-165817). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Extension of Public Offering Expiration Date

On July 7, 2010, we issued a press release announcing that we have extended the expiration of the Public Offering of the Debentures from 5:00 p.m. Pacific Time on July 9, 2010 to August 8, 2010,  unless further extended by us.  A copy of the press release has been filed as an exhibit to our Form 8-K filed with the Securities and Exchange Commission on July 7, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 8, 2010.
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